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                                                                                                             EXHIBIT 11

                                                               THE BEAR STEARNS COMPANIES INC.
                                                      STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                                                                          (UNAUDITED)


                                                      Three-Months Ended                         Six-Months Ended
                                           ---------------------------------------    ------------------------------------
                                              December 31,         December 31,          December 31,          December 31,
                                                  1998                 1997                  1998                1997
                                           ---------------------------------------    ------------------------------------
                                                                  (In thousands, except per share data)
Weighted average common
      and common equivalent
      shares outstanding: (1)
         Average Common Stock
            outstanding                         118,196              123,413               118,833             123,882
         Average Common Stock
            equivalents:
              Common Stock issuable
                under employee
                  benefit plans                     497                  489                   490                486
              Common Stock issuable
                assuming conversion
                  of CAP Units                   39,663               36,027                39,663             36,027
                                     ------------------   ------------------    ------------------     --------------
Total weighted average
      common and common
      equivalent shares
      outstanding                               158,356              159,929               158,986            160,395
                                     ==================   ==================    ==================     ==============
Net income
                                            $   135,920        $     160,222        $     200,023         $   321,840
Preferred Stock dividend
  requirements                                   (9,778)              (5,923)             (19,873)            (11,849)

Income adjustment
      (net of tax) applicable
      to deferred compensation
      arrangements                                6,777               15,223               13,555              28,755
                                     ------------------   ------------------    ------------------     --------------
Adjusted net income                         $   132,919        $     169,522        $     193,705        $    338,746
                                     ==================   ==================   ==================      ==============
Earnings per share (1)                      $      0.84        $        1.06        $        1.22        $       2.11
                                     ==================   ==================   ==================      ==============



(1) Adjusted for the 5% stock dividend declared on January 20, 1999.

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